                                                                 Exhibit 4(viii)

                                                                        P-935-88

Endorsement

As of the date of the first Loan Application for this Contract, the following provision is added to the Contract:

Contract Loans

Contract Loans. After the Right to Return the Contract period, you can borrow all or a part of the Loan Value of the Contract by written request to the Company. Contract Loans are made on the sole security of the Contract. The amount you can borrow at any time is equal to the Loan Value less any Contract Loan Balance at that time. Contract Loans will reduce the Contract's share of the sub-accounts proportionately, unless you request otherwise. Assets equal to the amount of the Loan:

 .   Will be transferred to the general investment account of the Company; and

 .   Will earn interest at the effective rate of 4 1/2% per year compounded monthly.

Contract Loans, whether or not repaid, can have a permanent effect on Contract Values and Death Proceeds.

Loan Value. The Loan Value of the Contract is the amount which with loan interest will equal 90% of the Contract Value of the Contract projected with interest at a rate equivalent to 4 1/2% per year to the next loan interest due date.

Interest on Loans; Contract Loan Balance. Contract Loans bear interest at the rate of 6 1/2% per year. Interest accrues daily. The Contract Loan Balance at any time means Contract Loans outstanding plus interest accrued to date. Loan interest is due each year on the contract anniversary. Loan interest not paid when due will be added to the Loan and will bear interest.

Repayment of Loans. Contract Loans may be repaid to the Company at any time in whole or part. Loan repayments will be allocated in the same proportion as the Contract is invested in the sub-accounts, unless you request otherwise. A Contract Loan is a charge against the Contract. Any Contract Loan Balance will be deducted from the payment of the proceeds of the Contract. If the Contract Loan Balance at any time exceeds the Contract Value of the Contract, the Company will mail a notice to you and to any assignee. The notice will be mailed to the addresses on record with the Company. If the excess amount is not paid to the Company within 31 days after mailing of the notice, the Contract will be cancelled.

As of the date of the first Loan Application for this Contract, the following is substituted for the Contract Value provision of the Contract Value section:

Contract Value. On or before the Maturity Date, the Contract Value is equal to the sum of : the number of Accumulation Units standing to the credit of the Contract multiplied by the applicable Accumulation Unit Value; and any Contract Loan Balance.

The Contract Value is not increased by the cash value of any Rider, unless stated in the Rider.


New England Mutual Life Insurance Company
501 Boylston Street, Boston, Massachusetts

John A. Fibiger     Kernan F. King
President           Secretary

                                                                        P-935-91
--------------------------------------------------------------------------------
Endorsement


As of the date of the Loan Application for this Contract, the following provision is added to the Contract:

Contract Loans


Contract Loans

After the Right to Return the Contract period and before the Maturity Date, you can borrow all or part of the Loan Value of the Contract by written request to the Company. Contract Loans are made on the sole security of the Contract. The amount you can borrow at any time is equal to the Loan Value less any Contract Loan Balance at that time. Contract Loans will reduce the Contract's share of the sub-accounts and of the Fixed Account proportionately, unless you request otherwise. Assets equal to the amount of the Loan:

 .   Will be transferred to a Loan Collateral Account and held in the general investment account of the Company; and

 .   Will earn interest at the effective rate of 4 1/2% per year.

This interest will be credited to the sub-accounts and to the Fixed Account in the same proportion as net purchase payments are being allocated to the sub-accounts and to the Fixed Account: each year on the contract anniversary; and on the date the Contract Loan is repaid in full.

Contract Loans, whether or not repaid, can have a permanent effect on Contract Values and Death Proceeds.


Loan Value

The Loan Value of the Contract is the amount which with loan interest will equal 90% of the Contract Value of the Contract projected with interest at a rate equivalent to 4 1/2% per year to the next loan interest due date.

Interest on Loans; Contract Loan Balance
Contract Loans bear interest at the rate of 6 1/2% per year. Interest accrues daily. The Contract Loan Balance at any time means Contract Loans outstanding plus loan interest accrued to date. Loan interest is due each year on the contract anniversary. Loan interest not paid when due will reduce the Contract's share of the sub-accounts and of the Fixed Account proportionately.


Repayment of Loans

Contract Loans may be repaid to the Company at any time in whole or part. Loan repayments will be allocated in the same proportion as the Contract Loan reduced the Contract's share of the sub-accounts and of the Fixed Account, unless the Company consents to a different allocation. The rate of interest for each loan repayment applied to the Fixed Account will be the lesser of: the effective interest rate used on your Contract on the date the repayment is applied to the Fixed Account; and the rate set by the Company in advance for that date. A Contract Loan is a charge against the Contract. Any Contract Loan Balance will be deducted from the payment of the proceeds of the Contract. If the Contract Loan Balance at any time exceeds the Contract Value of the Contract, the Company will mail a notice to you and to any assignee. The notice will be mailed to the addresses on record with the Company. If the excess amount is not paid to the Company within 31 days after mailing of the notice, the Contract will be cancelled.

As of the date of the Loan Application for this Contract, the following provision is added to the Contract section:

Postponement of Contract Loans From the Fixed Account
The Company can postpone the making of any Contract Loan from the Fixed Account for six months from the date you apply.

As of the date of the Loan Application for this Contract, the following is substituted for the Contract Value provision of the Contract Value section:


Contract Value

On or before the Maturity Date, the Contract Value is equal to: the number of Accumulation Units standing to the credit of the Contract multiplied by the applicable Accumulation Unit Value; plus the Contract's value in the Fixed Account; plus any amount held for the Contract in a Loan Collateral Account.

The Contract Value is not increased by the cash value of any Rider, unless stated in the Rider.

As of the date of the Loan Application for this Contract, the following is substituted for the Surrender of the Contract provision of the Contract Value section:

Surrender of the Contract

You can surrender the Contract at any time prior to the Maturity Date by notice to the Company in writing. Upon surrender, the Contract will terminate. The Surrender Proceeds will be equal to: the Contract Value as of the Surrender Date; less any Administration Fee; less any Contingent Deferred Sales Charge; and less any Contract Loan Balance. Unless a later date is specified in the request, the Surrender Date is the date on which the Company receives at its Home Office:

 .    Written request in proper form for surrender and payment in one sum; or

 .    Written request in proper form for surrender and payment under one of the
     Payment Options. (See Payment of Benefits, Section 8.)

You can also make a partial surrender, but the consent of the Company will be required: if the Contract Loan Balance would exceed the Loan Value of the Contract; or if the remaining Contract Value outside of the Loan Collateral Account would be less than the greater of: 10% of the remaining Contract Value; and $500. A partial surrender will reduce the Contract's share of the sub-accounts and the Fixed Account proportionately, unless you request otherwise.

New England Life Insurance Company
501 Boylston Street, Boston, Massachusetts

ABCD                                        ABCD
----------------------                      ----------------------
President                                   Secretary

                                                                       P-1001-91

Endorsement

As of the Date of Issue of this Contract the following changes are made:

   "The Fixed Account
   The Fixed Account is invested within the general account of the Company.

   If you elect the Fixed Account, the first date on which money is applied to the Fixed Account for the Contract is the latest of:

     .  The Contract Date;

     . The date the first purchase payment is received by the Company at its Home Office; and

     .  The effective date of the election of the Fixed Account.

Each future net purchase payment allocated to the Fixed Account will be applied as of the date it is received by the Company at its Home Office. Each transfer to the Fixed Account will be applied as of the transfer date.

Fixed Account Interest

The rate of interest for each amount applied to the Fixed Account: will be the rate set by the Company in advance for the date the amount is applied to the Fixed Account; and will not be less than a rate equivalent to an annual effective rate of 4.5%. Each year, on the contract anniversary, the Company will determine a portion, if any, of the Contract's value in the Fixed Account which will be reinvested at the rate effective on that date. The effective interest rate used on your Contract will be the weighted average of all such rates for your Contract.

Interest will be credited to the Fixed Account on a daily basis.

Restriction of Transfers to the Fixed Account
The Company reserves the right to restrict transfers to the Fixed Account for the Contract:

     . If the rate of interest that would be used for the transfer is a rate equivalent to an annual effective rate of 4.5%; or

     . If the Contract's value in the Fixed Account equals or exceeds the Company's published maximum for Fixed Account investments; or

     . For the remainder of the contract year if an amount is transferred out of the Fixed Account in that contract year.

Transfers Out of the Fixed Account

You can transfer a limited portion of the Contract's value in the Fixed Account to the sub-accounts once within 30 days after each contract anniversary. Requests for transfer can be made in writing or by telephone. The Company is not responsible for the authenticity of transfer instructions received by telephone. The transfer will be limited to the greater of $1000 and 25% of the Contract's value in the Fixed Account, except with the consent of the Company.

If you transfer an amount out of the Fixed Account in any contract year, the Company reserves the right to restrict transfers to the Fixed Account for the Contract for the remainder of that contract year.

Election of the Fixed Account

You can elect to have future net purchase payments applied to the Fixed Account. You can change the election for future net purchase payments at any time by notice to the Company in writing. (See the Restriction of Transfers to the Fixed Account provision.)"

is added to the Contract.

Modification of The Variable Account Section

"The Contract's first investment in the Account will be made as of the latest of:

     .  The Contract Date;

     . The date the first purchase payment is received by the Company at its Home Office; and

     .  The effective date of the election of a sub-account."

is substituted for the second paragraph of the Sub-Accounts provision.

"The Contract value at any time cannot be allocated among more than 10 sub-accounts, except with the consent of the Company; and the Fixed Account will be counted in the limit of 10.

The values of a contract depend on: the investment performance of the series in which the sub-accounts are invested; and the interest credited to the Fixed Account. You bear the investment risk for amounts invested in the sub-accounts for your Contract."

is substituted for the fourth and fifth paragraphs of the Sub-Accounts provision.

"Transfer Option

You can transfer all or a portion of the Contract's existing share of the a sub-account to another sub-account or to the Fixed Account. (See the Restriction of Transfers to the Fixed Account provision.) Requests for transfer can be made in writing or by telephone. The Company is not responsible for the authenticity of transfer instructions received by telephone. The minimum transfer is $25 or, if less, the full value of the Contract's share of the a sub-account. While the Contract is in force other than under a Payment Option, transfers of existing shares will be subject to a limit of 4 in each contract year, and transfers out of the Fixed Account will be counted in the limit of 4; each transfer above 4 will be subject to a charge of not more than $10. While a Variable Payment Option is in effect, transfers of existing shares will be subject to a limit of 1 in each contract year, except with the consent of the Company."

is substituted for the Transfer Option provision.

Modification of the Contract Value Section

"On or before the Maturity Date, the Contract Value is equal to: the number of Accumulation Units standing to the credit of the Contract multiplied by the applicable Accumulation Unit Value; plus the Contract's value in the Fixed Account."

is substituted for the first sentence of the Contract Value provision.


Net Purchase Payments

A net purchase payment is equal to:
      .  The purchase payment paid:
          LESS
      .  Any applicable state premium tax.

Each net purchase payment allocated to the Account will be credited in the form of Accumulation Units to the sub-accounts you elect. The number of Accumulation Units credited to a sub-account will be equal to the portion of the net purchase payment credited to that sub-account divided by the Accumulation Unit Value for that sub-account for the applicable Valuation Period."

is substituted for the Net Purchase Payments provision.

"Annual Fees

The Company will charge an annual Administration Fee of $30. The fee will be charged on each contract anniversary while the Contract is in force other than under a Payment Option. If the Contract is surrendered or matures on a date which is not a contract anniversary, the charge will be the pro rata portion of the fee for the period beyond the most recent contract anniversary.

The fee will be charged against the sub-accounts and the Fixed Account proportionately. The portion of the fee charged to each sub-account will reduce the number of Accumulation Units standing to the credit of the Contract in that sub-account."

is substituted for the Annual Fees provision.

"A partial surrender will reduce the Contract's share of the sub-accounts and the Fixed Account proportionately, unless you request otherwise."

is substituted for the last sentence of the Surrender of the Contract provision.

New England Mutual Life Insurance Company
501 Boylston Street, Boston, Massachusetts

Robert A. Shafto          James A. Gallaher
President                 Secretary

                                                                       P-1002-91
Endorsement                                     Effective Date:

As of the Effective Date the following changes are made:

   "The Fixed Account
   The Fixed Account is invested within the general account of the Company.

   If you elect the Fixed Account, the first date on which money is applied to the Fixed Account for the Contract is the latest of:

     .  The Contract Date;

     . The date the first purchase payment is received by the Company at its Home Office; and

     .  The effective date of the election of the Fixed Account.

Each future net purchase payment allocated to the Fixed Account will be applied as of the date it is received by the Company at its Home Office. Each transfer to the Fixed Account will be applied as of the transfer date.

Fixed Account Interest

The rate of interest for each amount applied to the Fixed Account: will be the rate set by the Company in advance for the date the amount is applied to the Fixed Account; and will not be less than a rate equivalent to an annual effective rate of 4.5%. Each year, on the contract anniversary, the Company will determine a portion, if any, of the Contract's value in the Fixed Account which will be reinvested at the rate effective on that date. The effective interest rate used on your Contract will be the weighted average of all such rates for your Contract.

Interest will be credited to the Fixed Account on a daily basis.

Restriction of Transfers to the Fixed Account
The Company reserves the right to restrict transfers to the Fixed Account for the Contract:

     . If the rate of interest that would be used for the transfer is a rate equivalent to an annual effective rate of 4.5%; or

     . If the Contract's value in the Fixed Account equals or exceeds the Company's published maximum for Fixed Account investments; or

     . For the remainder of the contract year if an amount is transferred out of the Fixed Account in that contract year.

Transfers Out of the Fixed Account

You can transfer a limited portion of the Contract's value in the Fixed Account to the sub-accounts once within 30 days after each contract anniversary. Requests for transfer can be made in writing or by telephone. The Company is not responsible for the authenticity of transfer instructions received by telephone. The transfer will be limited to the greater of $1000 and 25% of the Contract's value in the Fixed Account, except with the consent of the Company.

If you transfer an amount out of the Fixed Account in any contract year, the Company reserves the right to restrict transfers to the Fixed Account for the Contract for the remainder of that contract year.

Election of the Fixed Account

You can elect to have future net purchase payments applied to the Fixed Account. You can change the election for future net purchase payments at any time by notice to the Company in writing. (See the Restriction of Transfers to the Fixed Account provision.)"

is added to the Contract.

Modification of The Variable Account Section

"The Contract's first investment in the Account will be made as of the latest of:

     .  The Contract Date;

     . The date the first purchase payment is received by the Company at its Home Office; and

     .  The effective date of the election of a sub-account."

is substituted for the second paragraph of the Sub-Accounts provision.

"The Contract value at any time cannot be allocated among more than 10 sub-accounts, except with the consent of the Company; and the Fixed Account will be counted in the limit of 10.

The values of a contract depend on: the investment performance of the series in which the sub-accounts are invested; and the interest credited to the Fixed Account. You bear the investment risk for amounts invested in the sub-accounts for your Contract."

is substituted for the fourth and fifth paragraphs of the Sub-Accounts provision.

"Transfer Option

You can transfer all or a portion of the Contract's existing share of the a sub-account to another sub-account or to the Fixed Account. (See the Restriction of Transfers to the Fixed Account provision.) Requests for transfer can be made in writing or by telephone. The Company is not responsible for the authenticity of transfer instructions received by telephone. The minimum transfer is $25 or, if less, the full value of the Contract's share of the a sub-account. While the Contract is in force other than under a Payment Option, transfers of existing shares will be subject to a limit of 4 in each contract year, and transfers out of the Fixed Account will be counted in the limit of 4; each transfer above 4 will be subject to a charge of not more than $10. While a Variable Payment Option is in effect, transfers of existing shares will be subject to a limit of 1 in each contract year, except with the consent of the Company."

is substituted for the Transfer Option provision.

Modification of the Contract Value Section

"On or before the Maturity Date, the Contract Value is equal to: the number of Accumulation Units standing to the credit of the Contract multiplied by the applicable Accumulation Unit Value; plus the Contract's value in the Fixed Account."

is substituted for the first sentence of the Contract Value provision.

Net Purchase Payments
A net purchase payment is equal to:
      .  The purchase payment paid:
          LESS
      .  Any applicable state premium tax.

Each net purchase payment allocated to the Account will be credited in the form of Accumulation Units to the sub-accounts you elect. The number of Accumulation Units credited to a sub-account will be equal to the portion of the net purchase payment credited to that sub-account divided by the Accumulation Unit Value for that sub-account for the applicable Valuation Period."

is substituted for the Net Purchase Payments provision.

"Annual Fees

The Company will charge an annual Administration Fee of $30. The fee will be charged on each contract anniversary while the Contract is in force other than under a Payment Option. If the Contract is surrendered or matures on a date which is not a contract anniversary, the charge will be the pro rata portion of the fee for the period beyond the most recent contract anniversary.

The fee will be charged against the sub-accounts and the Fixed Account proportionately. The portion of the fee charged to each sub-account will reduce the number of Accumulation Units standing to the credit of the Contract in that sub-account."

is substituted for the Annual Fees provision.

"A partial surrender will reduce the Contract's share of the sub-accounts and the Fixed Account proportionately, unless you request otherwise."

is substituted for the last sentence of the Surrender of the Contract provision.

New England Mutual Life Insurance Company
501 Boylston Street, Boston, Massachusetts

Robert A. Shafto          James A. Gallaher
President                 Secretary

                                                                        P-955-89

Endorsement:  Tax-Sheltered Annuity

As of the Date of Issue of this Contract, this Endorsement is added to the Contract. In the event of a conflict between this Endorsement and the Contract, the provisions of the Endorsement will control.

In order to qualify this Contract as a Tax-Sheltered Annuity under Section 403(b) of the Internal Revenue Code, (the "Code"), the following restrictions apply.

1. The Owner of the Contract is the Annuitant; and the Owner of the Contract CANNOT be changed.

2. Unless otherwise notified by you or your Tax-Sheltered Annuity sponsor, the Company will treat the purchase payments made to this Contract as contributions within the permissible limitations of Sections 403(b)(2) and (10) of the Code.

3. The Company will accept Purchase Payments resulting from qualified rollovers and transfers from other tax-sheltered annuities.

4. The entire interest of the Owner must be distributed to the Owner not later than the first day of April following the calendar year in which the Owner attains age 70 1/2; or it must be applied not later than the first day of April following the calendar year in which the Owner attains age 70 1/2 to the First, Second, Third or Sixth Payment Option of the Contract for:

     (a)  The life of the Owner or the lives of the Owner and named Payee; or

     (b) A period which is not longer than the life expectancy of the Owner or the joint life and last survivor expectancy of the Owner and the named Payee.

If the Owner is an employee under a church plan, distribution can begin on the date the Owner retires even if it is later than the first day of April following the calendar year in which the Owner attains age 70 1/2.

Life expectancy and joint and last survivor expectancy are computed by use of the return multiples contained in Section 1.72-9 of the Income Tax Regulations. For purposes of this computation, the Owner's life expectancy may be recalculated no more frequently than annually; however, the life expectancy of a non-spouse Beneficiary may not be recalculated.

In no event will the payments under the Payment Option selected by the Owner be less than the minimum distribution amount and/or the incidental benefit amount required under Section 401(a)(9) of the Code as applied to tax-sheltered annuities.

If the spouse of the Owner is not the Beneficiary the method of distribution selected by the owner must assure that at least 50% of the present value of the amount available for distribution is paid within the life expectancy of the Owner.

5. If the Owner's entire interest is to be distributed in other than a lump sum, then the amount to be distributed each year (commencing with the required beginning date and each year thereafter) must be at least an amount equal to the quotient obtained by dividing the Owner's entire interest by the life expectancy of the Owner or joint and last survivor expectancy of the Owner and Beneficiary.

6. If the Owner dies before distribution of his or her interest starts, the Death Proceeds must distributed in accordance with one of the following rules.

     (a) The Death Proceeds must be paid within 5 years after the death of the Owner; or

     (b) If the Owner's interest is payable to a Beneficiary designated by the Owner and the Owner has not elected (a) above, then the entire interest will be distributed in substantially equal installments over the life or life expectancy of the Beneficiary commencing no later than one (1) year after the date of the Owner's death. The Beneficiary may elect at any time to receive greater payments. If the Beneficiary is an individual, the Beneficiary can elect any Payment Option listed in 4 above, with an Option Date not later than 1 year after the death of the Owner; or

     (c) If the Beneficiary is the Owner's surviving spouse, the spouse may elect within the five year period commencing with the Owner's date of death to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date prior to the date on which the deceased Owner would have attained age 70 1/2. The surviving spouse may accelerate these payments at any time by increasing the frequency or amount of such payments. If the Beneficiary is the surviving spouse of the

     Owner, the Beneficiary: can elect the Fourth Payment Option for a period which ends prior to the date on which the Owner would have attained age 70 1/2; and can elect any Payment Option listed in 4 above, with an Option Date not later than the date on which the Owner would have attained age 70 1/2.

     (d) If the Beneficiary is the surviving spouse of the Owner, the Beneficiary can treat the Contract as his or her own individual retirement arrangement by making a rollover from the Contract.

     Payments will be calculated by use of the return multiples specified in
     Section 1.72-9 of the Income Tax Regulations. (Life expectancy of a surviving spouse may be recalculated annually.) In the case of any other Beneficiary, life expectancy will be calculated at the time payment first commences and payments for any period of 12 consecutive months will be based on such life expectancy minus the number of whole years passed since distribution first commenced.

     Any amount paid to a child of the Owner will be treated as if it had been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

7. If the Owner dies after distribution of his or her interest has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death.

8.   The entire interest of the Owner is nonforfeitable and nontransferable.

9. Except for withdrawals due to excess contributions and/or deferrals, withdrawals of the Contract Value attributable to contributions made pursuant to a Salary Reduction Agreement and earnings thereon will be permitted only when the Owner attains age 59 1/2, separates from service, dies, becomes disabled within the meaning of Section 72(m)(7) of the Code, or encounters financial hardship within the meaning of Section 403(b)(11) of the Code.

In the case of financial hardship, withdrawals will not include any earnings on the Purchase Payments attributed to contributions made pursuant to a Salary Reduction Agreement.

Any requests for withdrawal will be approved upon evidence that the withdrawal satisfies applicable requirements of law or regulations.

10. You are responsible for the tax treatment of any contributions, withdrawals and distributions made to or from the Contract and must provide the Company with all necessary instructions and information as may be required to report properly on the qualified status of the Contract.

11. The Company can amend this Endorsement to reflect changes in the provisions of the Code and related regulations by sending an amendment to the Owner.

New England Mutual Life Insurance Company
501 Boylston Street, Boston, Massachusetts

Robert A. Shafto      James A. Gallaher
President             Secretary

                                                                          A-71-A

                  RIDER: BENEFITS FOR DISABILITY OF ANNUITANT

The COMPANY agrees to provide purchase payment benefits with respect to the Contract and to waive premiums for this Rider on receipt of proof that total disability of the Annuitant:

 -  Started while this Rider was in force; and

 -  Has continued for at least six months.

RIDER SCHEDULE.

Annuity Contract Number:

Annuitant:

Date of Issue of this Rider:

Rider Premium Rate:

Maximum Purchase Payment Benefits:

 First Rider Year:

 Each Later Rider Year:

Expiry Date:

 DEFINITIONS. "Total disability" means disability of the Annuitant:

 -  Which results from sickness or accidental bodily injury; and

 -  Which continuously prevents the Annuitant from working for pay or profit.

 During the first 36 months of disability, "working" means engaging in the occupation which was the regular occupation of the Annuitant when total disability started; and thereafter means engaging in any occupation for which the Annuitant is or becomes fit by education, training or experience.

     Total disability may be the result of a sickness which began or an injury which occurred either before or after this Rider was issued.

     "Working for pay or profit" includes attending school or college as a full time student, if that was the main occupation of the Annuitant when the disability started.

     Total disability will be presumed if, as the result of a sickness or an accidental bodily injury, the Annuitant has a total loss, which begins while this Rider is in force, of:

 -  Speech; or sight in both eyes; or hearing in both ears; or

 -  Use of both hands; or use of both feet; or use of one hand and one foot.

 Total disability will be presumed as long as the loss continues, even if the Annuitant is working for pay or profit.

     "Purchase payment benefit" means an amount provided by the Company because of total disability of the Annuitant and applied to the Contract in the form of a purchase payment.

     "Credits" means the amount of purchase payments applied to the Contract, except that:

 - Credits in a rider year will not be more than the Maximum Purchase Payment Benefits for that rider year; and

 - For any period for which purchase payment benefits are provided, credits will not be more than those benefits.

EXCLUSION. This Rider does not provide benefits for total disability which results from a sickness or from an injury caused by war or an act of war.

PURCHASE PAYMENT BENEFITS. After total disability has continued for at least six months, purchase payment benefits will be provided for each rider month of the benefit period. The benefit period:

 - Starts on the first day of the rider month in which total disability started; and

 -  Ends at the end of the second full rider month after total disability ends.

 No benefits will be provided beyond the contract anniversary nearest the 65th birthday of the Annuitant unless:

 - Total disability has been continuous for the full five year period which ends on that contract anniversary; and

 - Timely proof of total disability has been received by the Company during the five years.

AMOUNT OF PURCHASE PAYMENT BENEFITS. The amount of the purchase payment benefit for each month of the benefit period will be computed as follows:

 - If total disability starts during the first rider month, the amount will be equal to the smaller of: (a) the sum of all credits in the first rider month but before the date total disability started; and (b) one-twelfth of the Maximum Purchase Payment Benefits for the first rider year.

 - If total disability starts after the first rider month but during the first rider year, the amount will be equal to the smaller of: (a) the monthly average of credits for all rider months before the rider month in which total disability started; and (b) one-twelfth of the Maximum Purchase Payment Benefits for the first rider year.

 - If total disability starts after the first rider year, the amount will be equal to the monthly average of credits for all rider years before the rider year in which total disability started.

 HOW PURCHASE PAYMENT BENEFITS ARE PROVIDED. When a claim for benefits under this Rider is approved, the Company will provide an initial benefit equal to one monthly purchase payment benefit times the number of rider months which started during the benefit period. The Company will pay to the Owner in cash:

 -  The whole initial benefit; or, if less,

 - An amount equal to the sum of all purchase payments which were applied to the contract during the benefit period.

 The Company will apply any balance of the initial benefit to the Contract as a purchase payment. Thereafter during the benefit period, the Company will apply one monthly purchase payment benefit to the Contract as a purchase payment on the first day of each rider month.

WAIVER OF PREMIUMS BENEFIT. After total disability has continued for at least six months, the Company will waive premiums for this Rider which are due and payable for the benefit period. The Company will refund to the Owner the part of any premiums which were paid but are later waived.

 PROOF OF DISABILITY. Proof of total disability must be furnished:

 -  During the life of the Annuitant; and

 -  During the period of total disability.

 Failure to furnish proof of total disability within the time required will not void or reduce a claim for benefits if it is shown that:

 -  It was not reasonably possible to furnish proof within that time; and

 -  Proof was furnished as soon as reasonably possible.

 Proof of the continuance of disability may be required by the Company at reasonable intervals; but after two years of continuous total disability, proof will not be required more often than once a year.

CONTRACT BENEFITS. The values of the Contract and any dividends will be the same as they would be if purchase payment benefits were paid to the Company in cash.

PREMIUMS FOR THIS RIDER. Premiums for this Rider are due when purchase payments are applied to the Contract. The amount of a premium for the Rider is equal to the Rider Premium Rate shown above times the amount of the purchase payment; but any purchase payment which does not count as a credit (see Definitions) will be excluded from the computation. The computation of the first premium for the Rider will be based on any purchase payment which is being applied plus all purchase payments which have been applied during the first rider year. No premium for the Rider will be due or payable after:

 - The contract anniversary which is nearest to the 64th birthday of the Annuitant;

 -  The contract anniversary which next precedes the Expiry Date shown above; or

 -  The termination of the Rider.

 DATE OF ISSUE. The Date of Issue of this Rider is shown above. If this Rider is issued after the Date of Issue of the Contract, the first rider year will start on the contract anniversary which is on or which next precedes the Date of Issue of this Rider.

NOT CONTESTABLE AFTER TWO YEARS. This Rider will not be contestable after it has been in force during the life of the Annuitant, and without the occurrence of total disability of the Annuitant, for two years from the Date of Issue of the Rider.

INCORRECT AGE or SEX. The Rider Premium Rate for this Rider is based on the sex and date of birth of the Annuitant shown in Section 1 of the Contract. If the sex or the date of birth is not correctly shown, the values and benefits will be corrected to the amounts which the premiums paid would have provided for the correct sex and date of birth.

CONTRACT. A copy of the application for this Rider is attached to and made a part of the Rider. This Rider is made a part of the Contract to which it is attached.

 TERMINATION.  This Rider will terminate upon the earliest of:

 -  Surrender or maturity of the Contract;

 -  Death of the Annuitant;

 - The contract anniversary nearest the 65th birthday of the Annuitant except as to benefits for an existing total disability which has been continuous for the full five year period which ends on that anniversary.

 - Receipt by the Company at its Home Office of written election signed by the Owner of the Contract to terminate the Rider; or

 -  The Expiry Date of the Rider.

NEW ENGLAND MUTUAL LIFE INSURANCE COMPANY
501 Boylston Street, Boston, Massachusetts

Edward E. Phillips              Kernan F. King
President                       Secretary

                                           P-868-85

ENDORSEMENT

MODIFICATION OF VARIABLE LIFE INCOME TABLES SECTION

As of the Date of Issue of this Contract, the following section is substituted for the Variable Life Income Tables section:

Variable Life Income Tables

Guaranteed first monthly payments per $1,000 of proceeds applied to the Variable Life Income Options are shown below.

---------------------------------------------------------------------------------------------------
Second and Third Options: Variable Life Income
----------------------------------------------------------------------------------------------------
                   Second Option                              Third Option
           ----------------------------              ----------------------------
Age
and                          10            20
sex of         No           Years         Years                        Period        Certain
Payee        Refund        Certain       Certain       Amount           Years         Months
----------------------------------------------------------------------------------------------------
Male
55            $4.66         $4.63         $4.47         $4.50            18             6
56             4.77          4.71          4.53          4.57            18             3
57             4.86          4.80          4.59          4.65            17            11
58             4.96          4.89          4.65          4.73            17             7
59             5.06          4.98          4.72          4.81            17             4

60             5.17          5.08          4.78          4.90            17             0
61             5.29          5.19          4.85          4.99            16             8
62             5.42          5.30          4.91          5.08            16             5
63             5.56          5.42          4.98          5.19            16             1
64             5.70          5.54          5.04          5.29            15             9

65             5.86          5.67          5.11          5.40            15             5
66             6.03          5.81          5.17          5.52            15             1
67             6.21          5.95          5.23          5.65            14             9
68             6.40          6.10          5.28          5.78            14             5
69             6.60          6.25          5.34          5.92            14             1

70             6.82          6.40          5.39          6.06            13             9
71             7.05          6.57          5.44          6.21            13             5
72             7.30          6.73          5.48          6.37            13             1
73             7.56          6.90          5.52          6.54            12             9
74             7.84          7.07          5.56          6.72            12             5
75             8.14          7.25          5.60          6.91            12             1
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
Second and Third Options: Variable Life Income
----------------------------------------------------------------------------------------------------
                   Second Option                              Third Option
           ----------------------------              ----------------------------

Age
and                          10            20
sex of         No           Years         Years                       Periods       Certain
Payee        Refund        Certain       Certain       Amount          Years        Months
-----------------------------------------------------------------------------------------------
Female
55            $4.31         $4.29         $4.21         $4.22            19             9
56             4.38          4.36          4.27          4.28            19             6
57             4.46          4.43          4.33          4.34            19             2
58             4.54          4.50          4.39          4.41            18            11
59             4.62          4.58          4.45          4.48            18             7

60             4.71          4.66          4.52          4.55            18             4
61             4.80          4.75          4.58          4.63            18             0
62             4.90          4.84          4.65          4.71            17             8
63             5.00          4.94          4.72          4.80            17             4
64             5.12          5.04          4.79          4.89            17             0

65             5.23          5.15          4.86          4.98            16             9
66             5.36          5.27          4.93          5.09            16             4
67             5.50          5.39          5.00          5.19            16             1
68             5.65          5.52          5.07          5.31            15             8
69             5.81          5.66          5.14          5.43            15             4

70             5.98          5.80          5.21          5.56            15             0
71             6.17          5.96          5.28          5.69            14             8
72             6.37          6.12          5.34          5.84            14             3
73             6.59          6.29          5.40          5.99            13            11
74             6.83          6.46          5.45          6.15            13             7
75             7.08          6.64          5.50          6.33            13             2
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------
Sixth Option: Variable Life Income for Two Lives
----------------------------------------------------------------------------------------------------
 Age of One      Age of Other Payee
   Payee           55           60           65           70           75
-----------------------------------------------------------------------------
                     Joint and Survivor
    55           $3.99        $4.09        $4.16        $4.22        $4.25
    60            4.15         4.29         4.42         4.52         4.59
    65            4.29         4.50         4.70         4.87         5.00
    70            4.41         4.69         4.99         5.27         5.50
    75            4.51         4.86         5.25         5.67         6.07
    80            4.58         4.98         5.47         6.04         6.64
-----------------------------------------------------------------------------
                   Joint and Survivor, 10 Years Certain
    55           $3.99        $4.08        $4.16        $4.21        $4.25
    60            4.15         4.29         4.42         4.51         4.58
    65            4.29         4.50         4.69         4.86         4.98
    70            4.41         4.69         4.98         5.25         5.47
    75            4.50         4.84         5.23         5.63         5.99
    80            4.57         4.96         5.43         5.96         6.49
-----------------------------------------------------------------------------
                        Joint and 2/3 to Survivor
    55           $4.31        $4.48        $4.67        $4.87        $5.09
    60            4.50         4.70         4.92         5.17         5.42
    65            4.70         4.95         5.22         5.52         5.84
    70            4.94         5.23         5.57         5.96         6.36
    75            5.23         5.55         5.97         6.46         7.00
    80            5.48         5.89         6.40         7.02         7.72

____________________________________________________________________________

Payments for other ages or for 2 females or 2 males will be quoted by the Company on request.
____________________________________________________________________________

MODIFICATIONS OF VARIABLE LIFE INCOME OPTIONS PROVISION

As of the Date of Issue of this Contract, in the Variable Life Income Options provision of the Payment of Benefit section, the following change is made:

"Variable Life Income Options are based on the sex of the Payee and on the age of the Payee on the Payee's birthday nearest the Option Date and on the Assumed Interest Rate selected. The Company will require proof of age. The Life Income Payments will be based on the rates shown in the Variable Life Income Tables or on the Payment Option rates of the Company on the Option Date, whichever rates are more favorable to the Payee. The rates shown in the Variable Income Tables are based on an Assumed Interest Rate of 3 1/2% per year; and on mortality based on the Individual Annuitant Mortality Table for 1983; and with projection on Scale G to the year 2000 and then on Scale B Modified to the year 2010."

Is substituted for

"Variable Life Income Options are based on the sex of the Payee and the age of the Payee on the Payee's birthday nearest the Option Date and on the Assumed Interest Rate selected. The Company will require proof of age. The Life Income Payments will be based on the rates shown in the Variable Life Income Tables (Section 9) or on the Payment Option rates of the Company on the Option Date, whichever rates are more favorable to the Payee. The rates shown in the Variable Income Tables are based on mortality according to the Male Group Annuity Table for 1951 with projection on Scale C to the year 2000 and female ages set back 5 years and an Assumed Interest Rate of 31/2% per year."

New England Mutual Life Insurance Company
501 Boylston Street, Boston, Massachusetts

/s/ John A. Fibiger          /s/ Kernan F. King
    President                    Secretary

                                                            New York Endorsement

ENDORSEMENT

As of the Date of Issue of this Contract, the following is substituted for the Transfer Option of The Variable Account section:

     "Transfer Option
     You can transfer all or a portion of the Contract's existing share of a sub-account to another sub-account. Requests for transfer must be made in writing. The minimum transfer is $25 or, if less, the full value of the Contract's share of a sub-account. While the Contract is in force other than under a Payment Option, transfers of existing shares will be subject to a limit of 4 in each contract year; each transfer above 4 will be subject to a charge of not more than $10. While a Variable Payment Option is in effect, transfers of existing shares will be subject to a limit of 1 in each contract year, except with the consent of the Company.""

New England Mutual Life Insurance Company
501 Boylston Street, Boston, Massachusetts


/s/ John A. Fibiger       /s/ Kernan F. King
    President                 Secretary